UNITED STATES SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):
May 17, 2005

ROSS STORES, INC.
 (Exact name of registrant as specified in its charter)

Delaware	0-14678	94-1390387
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

4440 Rosewood Drive, Pleasanton, California 94588-3050
(Address of principal executive offices)

Registrant’s telephone number, including area code:
(925) 965-4400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Second Amendment to Employment Agreement of Michael Balmuth

On May 18, 2005, Ross Stores, Inc. (the “Company”) entered into a Second Amendment to the employment agreement with Michael Balmuth, the Company’s Vice Chairman of the Board, President and Chief Executive Officer (the “Second Amendment”).  Mr. Balmuth and the Company had previously entered into an Employment Agreement effective May 31, 2001 and a First Amendment to the Employment Agreement effective January 30, 2003 (together, the original Agreement and First Amendment to the Employment Agreement are the “Original Agreement”).

The Second Amendment (a) extends the term of Mr. Balmuth’s employment to January 29, 2009, subject to further extension or termination as provided therein, (b) establishes his position as Vice Chairman of the Board, President and Chief Executive Officer of the Company, (c) establishes his base salary at $938,000 per year, subject to adjustment as provided therein, (d) provides for payment to Mr. Balmuth each year of an amount sufficient to cover the total premiums on certain life insurance policies on Mr. Balmuth’s life with an aggregate face value of $12 million, plus the amount necessary to cover any federal, state and local income tax liability of Mr. Balmuth attributable to the premium amounts, and (e) adds provisions pertaining to compliance with Section 409A of the Internal Revenue Code (concerning the treatment of nonqualified deferred compensation plans), including provision for further modifications to be made at the election of Mr. Balmuth to the extent he determines that compliance with Section 409A will benefit him, and provision for payment of interest to Mr. Balmuth on the principal amount of any payments or benefits for which payment is delayed to a date six months or more following the date of termination of Mr. Balmuth’s employment.  The Second Amendment also provides that Mr. Balmuth is solely responsible for any additional tax or interest imposed by Section 409A as a result of his failure to elect any modification to his employment agreement.

Other terms and conditions of the Original Agreement were left unchanged.  A description of the terms of the Original Agreement can be found under the heading “Employment Contracts, Termination of Employment and Change in Control Arrangements” in the Company’s definitive Proxy Statement for its 2005 Annual Meeting of Stockholders, filed with the SEC on April 14, 2005.

Amendment to Standard Terms of Options for Non-employee Directors

On May 17, 2005, the Compensation Committee of the Company’s Board of Directors approved an amendment to the Company’s 2004 Equity Incentive Plan, to provide that options granted on or after May 19, 2005 to non-employee directors will remain exercisable (by the director or the director’s guardian or legal representative) for sixty months after the date on which the director resigns from service on the Board of Directors, or (if shorter) until the option expiration date, if such resignation constitutes retirement, which is defined as resignation after attaining the age of 55 and after at least ten years of service as a member of the Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:   May  23, 2005

ROSS STORES, INC.
Registrant

By:	/s/ J. CALL

John G. Call
Senior Vice President, Chief Financial Officer,
Principal Accounting Officer and Corporate Secretary